UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 25, 2009
Date of Report (Date of earliest event reported)
DIODES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	002-25577	95-2039518
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	15660 North Dallas Parkway, Suite 850 Dallas, Texas (Address of principal executive offices)	75248 (Zip Code)
(972) 385-2810
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 25, 2009, Diodes Incorporated (the “Company”) and Diodes Zetex Limited (collectively with the Company, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (the “Lender”), and certain agreements and instruments required by the Credit Agreement.
     The following summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.
     The Credit Agreement provides for a $10,000,000 revolving credit facility (the “Revolver”) and a $10,000,000 uncommitted facility (the “Uncommitted Facility”). The Revolver includes a $1,500,000 sublimit for letters of credit. Both the Revolver and the Uncommitted Facility mature on November 24, 2010 (the “Maturity Date”). The proceeds under the Revolver and the Uncommitted Facility may be used for general corporate purposes, to finance temporary cash shortages and to minimize taxes associated with moving cash between countries.
     Under the Revolver, the Borrowers may borrow through Base Rate Committed Loans (as defined) in United States Dollars (“USD”), or through Eurocurrency Rate Committed Loans (as referred to) in USD, Euros or British Pounds Sterling. Base Rate Committed Loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate (as defined) plus one half of one percent (0.50%) per annum. Eurocurrency Rate Committed Loans bear interest on the oustanding principal amount thereof at a rate per annum equal to the Eurrocurrency Rate (as defined) plus three percent (3%) per annum. The Borrowers may, upon notice to Lender, terminate the Revolver, or from time to time permanently reduce the Reolver, provided that Borrowers satisfy certain conditions under the Credit Agreement.
     Under the Uncommitted Facility, Borrowers may borrow only in USD, and each borrowing will bear interest on the oustanding principal amount thereof from the applicable borrowing date at the rate per annum quoted to the Company by Lender and accepted by the Company prior to such borrowing. Each borrowing under the Uncommitted Facility and accrued and unpaid interest thereon, shall be due and payable, on the earlier of (a) the Maturity Date, or (b) a date set by Lender and accepted by the Company prior to such borrowing under the Uncommitted Facility.
     Borrowers may prepay any borrowing under the Revolver or the Uncommitteed Facility in full or in part at any time; however, each Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of any borrowing under the Revolver or the Uncommitteed Facility made to such Borrower oustanding on such date.
     On or before January 31, 2010, the Company and each of its subsidiaries (including Diodes Zetex Limited) shall maintain Lender as its principal depository bank, including for the maintenance of business, operating and administrative deposit accounts. On or before February 28, 2010, the Company and each of its subsidiaries (including Diodes Zetex Limited) shall use Lender for substantially all treasury management operations in the United States and Europe.
     Any borrowing and obligation of Borrowers under the Revolver or under the Uncommitted Facility is secured by accounts, chattel paper, deposit accounts and inventory, and all dividends, distributions, and income attributable to proceeds (as defined), products, additions to, substitutions, replacements and supporting obligations for, model conversions, and accessions of the foregoing, of each of the Borrowers and of certain of the Company’s subsidiaries. Certain subsidiaries of the Company also guaranty any borrowing and obligation of Borrowers and pledge their interests to the Lender in certain subsidiary stock owned by such subsidiary guarantors.
     In addition, the Credit Agreement contains certain restrictive and financial covenants, including, but not limited to, the following: (a) the Company shall maintain on a consolidated basis a Fixed Charge Coverage Ratio (as defined) of not less than 2.00 to 1.0 and a Quick Ratio (as defined) of not less than 1.50 to 1.0; (b) the Company and its subsidiaries shall not create, incur, assume or suffer to exist any Lien (as defined) upon any of its property, assets or revenues except as specified in the Credit Agreement; (c) the

Company and its subsidiaries shall not make any Investments (as defined) except as specified in the Credit Agreement; (d) the Company and its subsidiaries shall not create, incur, assume or suffer to exist any Indebtedness (as defined) except as specified in the Credit Agreement; (e) the Company and its subsidiaries shall not dissolve or merge or consolidate with or into another entity except as specified in the Credit Agreement; (f) the Company and its subsidiaries shall not make any Disposition (as defined) except as specified in the Credit Agreement; (g) the Company and its subsidiaries shall not make any Restricted Payment (as defined), or issue or sell any Equity Interests, except as specified in the Credit Agreement; (h) the Company and its subsidiaries shall not engage in any material line of business substantially different from those lines of business that are currently conducted by Company and its subsidiaries; (i) the Company and its subsidiaries shall not enter into any transaction of any kind with any Affiliate (as defined) of the Company except as specified in the Credit Agreement; (j) the Company and its subsidiaries shall not enter into certain burdensome Contractual Obligations (as defined) except as specified in the Credit Agreement; and (k) the Company and its subsidiaries shall not use the proceeds of any Credit Extension (as defined) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 hereby is incorporated by reference into this Item 2.03.
Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
10.1	Credit Agreement, dated November 25, 2009, by and among Diodes Incorporated, Diodes Zetex Limited and Bank of America, N.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2009	DIODES INCORPORATED
	By	/s/ Richard D. White
RICHARD D. WHITE
Chief Financial Officer